As filed with the Securities and Exchange Commission on February 25, 2008

Registration No. 333-146011

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 4 to

FORM F-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CRESUD SOCIEDAD ANÓNIMA COMERCIAL, INMOBILIARIA,

FINANCIERA Y AGROPECUARIA

(Exact name of Registrant as specified in its charter)

CRESUD INC.

(Translation of the Registrant’s name in English)

The Republic of Argentina	Not Applicable
(Jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Moreno 877, 23rd Floor, (C1091AAQ)

Buenos Aires, Argentina

+54 (11) 4814-7800

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

P.O. Box 885

Newark, DE 19715

(Name, address and telephone number of agent for service)

Copies to:

David L. Williams Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Howard M. Kleinman White & Case LLP 1155 Avenue of the Americas New York, New York 10036 (212) 819-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per common share (1)(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee(6)
Common shares, Ps.1.00 par value per share(1)(2)(3)(7)	180,000,000	US$1.835	US$330,300,000	US$10,210.02
Rights to subscribe for common shares (and ADS rights)(3)	320,774,772	None	None	None
Warrants to purchase common shares(4)	180,000,000	None	None	None
Common shares, Ps.1.00 par value per share, issuable upon exercise of warrants(5)(8)	60,000,000	US$1.92675	US$115,605,000	US$4,540.80

(1)	Proposed maximum aggregate price per common share calculated, solely for purposes of determining the SEC registration fee, on the basis of the closing price of the Registrant’s ADSs on the NASDAQ on February 20, 2008, divided by 10.
(2)	Includes common shares that may be offered and sold in the form of American Depositary Shares to holders of ADS rights. This amount also includes common shares that are to be offered in Argentina and elsewhere outside the United States but may be resold from time to time in the United States during the distribution.
(3)	American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of common shares registered hereby have been registered under a separate Registration Statement on Form F-6.
(4)	No separate consideration will be received by the Registrant for the rights to subscribe for common shares, the rights to subscribe for ADSs evidencing common shares or the warrants prior to their exercise.
(5)	Proposed maximum aggregate price per common share calculated, solely for purposes of determining the SEC registration fee, on the basis of 105% of the closing price of the Registrant’s ADSs on the NASDAQ on February 20, 2008, divided by 10.
(6)	Previously paid.
(7)	For the common shares, Ps.1.00 par value per share, 156,000,000 shares were registered at a proposed maximum aggregate price per common share of US$2.060 with the Form F-3 filing on September 12, 2007 (Registration No. 333-146011) for a proposed maximum aggregate offering price of US$321,360,000. Based on the fee rate of $30.70 per million registered, a fee of $9,865.75 was paid. Through Amendment No. 2 we registered an additional 24,000,000 shares at a proposed maximum aggregate price per common share of US$1.834 for a proposed maximum aggregate offering price of US$44,016,000. Based on the fee rate of $39.30 per million registered, we paid a fee of $1,729.82.
(8)	For the common shares, Ps.1.00 par value per share, issuable upon exercise of warrants, 52,000,000 shares were registered at a proposed maximum aggregate price per common share of US$2.472 with the Form F-3 filing on September 12, 2007 (Registration No. 333-146011) for a proposed maximum aggregate offering price of US$128,544,000. Based on the prior fee rate of $30.70 per million registered, a fee of $3,946.30 was paid. Through Amendment No. 2 we registered an additional 8,000,000 shares at a proposed maximum aggregate price per common share of US$1.9257 for a proposed maximum aggregate offering price of US$15,405,600. Based on the fee rate of $39.30 per million registered we paid, a fee of $605.44 .

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment is filed solely to file the exhibits indicated in Item 9 of Part II. No change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 8 or 10 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Neither the laws of Argentina nor the Registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers of the Registrant. The Registrant maintains directors’ and officers’ liability insurance covering its directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

Item 9.	Exhibits

1.1*	Form of Dealer Manager Agreement between the Registrant, Citigroup Global Markets, Inc., Deutsche Bank Securities, Inc. and Raymond James & Associates, Inc.

3.1*	By-laws (Estatutos) of the registrant, which serve as the registrant’s articles of incorporation and by-laws, and an English translation thereof, (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-06548) filed with the SEC on March 3, 1997).

4.4*	Consulting Agreement among Cresud S.A.C.I.F. y A. and Consultores Asset Management S.A. (formerly known as Dolphin Fund Management S.A.) dated October 25, 1994, (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-06548) filed with the SEC on March 3, 1997).

4.5*	Agreement for exchange of Corporate Service, (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form F-6 (File No. 333-06548) filed with the SEC on July 1, 2004).

4.6*	Form of Deposit Agreement among the Registrant, The Bank of New York, as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder, (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-06548) filed with the SEC on March 3, 1997).

4.7*	Form of Warrant Agreement between the Registrant and The Bank of New York, as warrant agent.

5.1	Opinion of Zang, Bergel & Viñes as to the validity of the common shares of the Company and the common share rights.

5.2	Opinion of Simpson Thacher & Bartlett LLP as to the validity of the warrants.

8.1*	Opinion of Zang, Bergel & Viñes regarding certain Argentine tax matters.

8.2*	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters.

21.1*	Subsidiaries of the Registrant.

23.1*	Consents of Price Waterhouse & Co. S.R.L.

23.2	Consent of Zang, Bergel & Viñes (included in Exhibits 5.1 and 8.1*).

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibits 5.2 and 8.2*).

24.1*	Powers of Attorney.

*	Previously filed

Item 10.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation S-K if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, paragraphs (1)(i), (a)(1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	To file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X, or to incorporate such financial statements in the Registration Statement by reference to a report filed with or furnished to the Commission pursuant to section 13 or section 15(d) the Securities Exchange Act of 1934, at the start of any delayed offering or throughout a continuous offering.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions during the subscription period, the amount of unsubscribed securities to be purchased and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 an has duly caused this Pre-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buenos Aires, Republic of Argentina, on February 25, 2008.

CRESUD INC.

By:	/s/ Eduardo S. Elsztain
Name:	Eduardo S. Elsztain
Title:	Chairman of the Board of Directors (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities indicated below on February 25, 2008.

Name	Title

/s/ Eduardo S. Elsztain	Chairman of the Board of Directors
Name: Eduardo S. Elsztain	(Principal Executive Officer)

/s/ Gabriel Blasi	Chief Financial Officer
Name: Gabriel Blasi	(Principal Financial Officer)

/s/ David A. Perednik	Director and Chief Administrative Officer
Name: David A. Perednik	(Principal Accounting Officer)

*	First Vice-Chairman of the Board of Directors
Name: Saúl Zang

/s/ Alejandro G. Elsztain	Second Vice-Chairman of the Board of Directors and CEO
Name: Alejandro G. Elsztain

*	Director
Name: Clarisa D. Lifsic

*	Director
Name: Gabriel A.G. Reznik

*	Director
Name: Jorge Oscar Fernández

*	Director
Name: Fernando A. Elsztain

*	Director
Name: Pedro Damaso Labaqui Palacio

*	Alternate Director
Name: Salvador D. Bergel

*	Alternate Director
Name: Juan C. Quintana Terán

*	Alternate Director
Name: Gastón A. Lernoud

*	Alternate Director
Name: Enrique Antonini

*	Alternate Director
Name: Eduardo Kalpakian

* By: /s/ Alejandro G. Elsztain
Name: Alejandro G. Elsztain, as Attorney-in-Fact

Authorized Representative in the United States

/s/ Donald J. Puglisi	Authorized U.S. Representative
Name: Donald J. Puglisi	Puglisi & Associates Managing Director